FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 14, 2003

BONTEX, INC.

(Exact name of Registrant as specified in its charter)

Virginia	0-5200	54-0571303
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE BONTEX DRIVE,

BUENA VISTA, VIRGINIA 24416-1500

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 540-261-2181

(Former name or former address, if changed since last report)

Item 1:	Changes in Control of Registrant.

The consummation of the transaction described under Item 5, Other Events, of this Form 8-K will result in the pledge of 843,082 shares (or 53.60%) of the Company’s outstanding common stock to Wachovia Bank, National Association. A default under the terms of the documents reflecting the pledge and the transaction contemplated by such documents could result in a change of control of the Company. Also as described under Item 5, Other Events, of this Form 8-K, Dolores S. Kostelni has agreed that, following the payment in full of the Estate Tax Obligations (as defined under such item), she will transfer to James C. Kostelni, her spouse, the 421,541 shares (or 26.80%) of the Company’s common stock that she acquired from Patricia S. Tischio. This transfer may be considered a change of control of the Company.

Item 5:	Other Events.

Pursuant to the terms of the wills of Hugo N. Surmonte and Marie G. Surmonte, and trusts established under the wills, Dolores S. Kostelni (“Kostelni”) and Patricia S. Tischio (“Tischio”) are each entitled to receive, directly or indirectly through one or more trusts, one-half of the 843,082 shares of the common stock of Bontex, Inc. (the “Company”) held by the trusts and the Estate of Marie G. Surmonte (the “Surmonte Estate”). Wachovia Bank, National Association, a national banking association formerly known as First Union National Bank and successor-in-interest to First Fidelity Bank, N.A. (the “Bank”), as trustee of the trusts and, along with Kostelni and Tischio, co-executor of the Surmonte Estate, has determined that before it can distribute the shares to Kostelni or Tischio adequate arrangements must be made for the payment of the federal and state estate and inheritance obligations (plus interest and penalties and including the fees and expenses of the executors and other related expenses) (the “Estate Tax Obligations”) of the Surmonte Estate. In exchange for Kostelni’s agreement to pay the Estate Tax Obligations, the Bank, Kostelni, and Tischio have negotiated documents (the “Transaction Documents”) pursuant to which (i) the Bank is to distribute an aggregate of 421,541 shares of the Company’s common stock (representing Kostelni’s one-half interest in the aggregate shares in the Company held by the trusts and the Surmonte Estate) to the Marie Surmonte Limited Power of Appointment Generation Skipping Trust f/b/o Dolores S. Kostelni, the Trust Under the Last Will and Testament of Marie G. Surmonte f/b/o Dolores S. Kostelni, and Kostelni, and (ii) Tischio agreed to sell to Kostelni 421,541 shares of the Company’s common stock (representing Tischio’s one-half interest in the aggregate shares in the Company held by the trusts and the Surmonte Estate). On July 7, 2003, the Superior Court of New Jersey, Chancery Division Probate Part, for Monmouth County entered an order directing the parties to execute the Transaction Documents and to consummate the transaction within five days. The parties executed the Transaction Documents and satisfied the requirements necessary for consummation of the transaction on July 14, 2003. As of the consummation of this transaction, Kostelni, directly or indirectly, beneficially owns 863,782 shares (or 54.92%) of the Company’s common stock.

Kostelni’s agreement to pay the Estate Tax Obligations is secured by a pledge of 843,042 shares of Bontex common stock to the Bank, with the certificates representing such shares to be delivered to an unaffiliated third-party as escrow agent, and the guaranty of James C. Kostelni. In the event of a failure of Kostelni to pay the Estate Tax Obligations; a default under the terms of the documents reflecting Kostelni’s assumption of such obligations, the pledge of the stock to the Bank or James C. Kostelni’s guaranty; the death of Kostelni or James C. Kostelni; the seizure of the Bank’s or Tischio’s assets to pay the Estate Tax Obligations; the filing of a lien, claim or other encumbrance against the Bank or Tischio in connection with the Estate Tax Obligations; the commencement of bankruptcy or receivorship proceedings by or against Kostelni, the Company or James C. Kostelni; or an assignment for the benefit of creditors by the Company, the Bank or, with the Bank’s consent, Tischio will be able to declare the Estate Tax Obligations immediately due and payable and purse all available remedies including, without limitation, a sale of the pledged shares. Any such sale would create a change in control.

As of the effective date of the transaction, the Estate Tax Obligations are estimated to be approximately $670,000, of which approximately $335,000 (or $0.795 per share) is allocable to the shares being purchased by Kostelni from Tischio. Kostelni will obtain the funds to enable her to pay the Estate Tax Obligations (including that portion allocable to the shares being purchased by Kostelni from Tischio) from her spouse, James C. Kostelni. In consideration for these payments, Kostelni will, upon the payment in full of the Estate Tax Obligations and release of the 843,042 shares from the pledge to the Bank, transfer to James C. Kostelni the 421,541 shares (or 26.80%) of the Company’s common stock that she purchased from Tischio. Until the transfer of such shares, Kostelni will retain the voting rights to such shares. The transfer of these shares could be considered as a change of control.

Item 7:	Financial Statements, Pro-Forma Financial Information and Exhibits.

99.1	News Release of Bontex, Inc., dated July 21, 2003

Item 9:	Regulation FD Disclosure.

On July 21, 2003, Bontex, Inc. issued a news release announcing the completion of the stock transaction between Patricia S. Tischio, Dolores S. Kostelni, and Wachovia Bank, National Association, co-executor of the Estates of Hugo N. Surmonte and Marie G. Surmonte. A copy of the news release is attached as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BONTEX, INC.

By:	/s/ JAMES C. KOSTELNI
James C. Kostelni President and Chief Executive Officer

Date: July 24, 2003